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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON 09/14/17 FOR FEDERATED PRUDENT DOLLARBEAR FUND A
THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.PROXYVOTE.COM - A -

FEDERATED PRUDENT DOLLARBEAR FUND A SPECIAL MEETING TO BE HELD ON 09/14/17 AT 10:00 A. H. EDT FOR HOLDERS AS OF 07/17/17 M ISSUER CONFIRMATION COPY - INFO ONLY•
3 1-0001 THIS FORM IS PROVIDED FOR INFORMATIONAL
PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.
[2] -I -s
31420C712

THIS SPACE INTENTIONALLY LEFT BLANK
PLEASE INDICATE YOUR VOTING
INSTRUCTIONS FOR EACH PROPOSAL
:
0
0
: 0
:
X
		FOR	AGN	ABS
1. • - TO APPROVE OR DISAPPROVE A PROPOSED AGREEMENT AND PLAN OF --------->>> REORGANIZATION PURSUANT TO WHICH FEDERATED GLOBAL TOTAL RETURN	FOR --->>> 1. 0019090	0	0	0
BOND FUND (FGTRB) WOULD ACQUIRE THE ASSETS OF FEDERATED
PRUDENT DOLLARBEAR FUND (FPDBF) IN EXCHANGE FOR SHARES OF FGTRB, IN A COMPLETE LIQUIDATION AND DISSOLUTION OF FPDBF.
(SEE PROXY STATEMENT FOR FULL PROPOSAL).
3
31420C712.

•NOTE• SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
PLACE"X" HERE IF YOU PLAN TO ATTEND
AND VOTE YOUR SIIARES AT THEMEETING
Broadridge
51 MERCEDES WAY
EDGEWOOD NY 11717
MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.

FOR
--->>> 0

FEDERATED FUNDS ATTN: BETH DELL 1001 LIBERTY AVE PITTSBURGH, PA 15222